/* WordPerfect WARNING - No Equivalent EDGAR Representation */
/* WordPerfect Structure - Footer A Beginning */
P:\11-K\Fy99\EXH23.WPD
/* WordPerfect Structure - Footer A Beginning */

Exhibit 23










                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
KEMET Corporation:

We consent to incorporation by reference in the Registration Statement (No. 33-60092) on Form S-8 of KEMET Corporation of our report dated August 6,1999 relating to the statements of net assets available for benefits of the KEMET Employees' Savings Plan at March 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended, as well as the related financial statement schedules, which report appears in the March 31, 1999 annual report on Form 11-K of the KEMET Employees Savings Plan.


                                       /S/ KPMG LLP
Greenville, South Carolina             KPMG LLP
September 23, 1999